Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE	May 22, 2007

For more information:

Media	Investors
Mohammed Nakhooda	(888) 901-7286
(905) 863-7407	(905) 863-6049
mohammna@nortel.com	investor@nortel.com
OSC Approves Settlement Between OSC Staff and Nortel
TORONTO — Nortel* [NYSE/TSX: NT] today announced that the Ontario Securities Commission (OSC) issued an Order approving the Settlement Agreement reached by the Staff of the OSC (Staff) with Nortel and its principal operating subsidiary Nortel Networks Limited (NNL). The settlement fully resolves all issues between Nortel and the OSC.
“Today is an important day for Nortel. The decision recognizes the extensive efforts made by Nortel’s senior management and Board of Directors to be forthcoming and transparent in reporting significant accounting and internal control issues, and then solving them. We are pleased this is a fair and balanced resolution to the matter that is in the best interests of the shareholders,” said Nortel President and CEO Mike Zafirovski. “Today, we remain passionately committed to recreating a great technology company and driving value for our shareholders by achieving strong business results while upholding the highest ethical standards and sound business practices.”
As approved by the Commission, the Settlement Agreement recognizes efforts by Nortel to strengthen the Company through actions such as: a restructured ethics policy and the establishment of a new code of conduct; the improvement of financial processes and controls; the remediation of substantially all internal control issues that formed the six original material weaknesses, with one material weakness remaining; improved corporate governance; and the settlement of shareholder class-action lawsuits.
Pursuant to the terms of the OSC Order, Nortel is required to deliver to Staff quarterly and annual written reports (Report) detailing, among other matters, its progress in implementing its remediation plan. The Reports will begin following Nortel’s second quarter 2007 quarterly reports, and ending with the earlier of the successful remediation of the remaining material weakness and the completion of the remediation plan.
The OSC Order does not impose any administrative penalty or fine. However, Nortel will make a payment to the OSC in the amount CDN$1 million as a contribution towards the costs of their investigation.
The Order and Settlement Agreement can be found on Nortel’s website at http://www.nortel.com/corporate/investor/index.html.

About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different from those contemplated in forward-looking statements. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.